Exhibit 99.1

McDermott Announces Results of Stockholders' Meeting, Upcoming Events

    NEW ORLEANS--(BUSINESS WIRE)--May 4, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") announced today the results of its annual meeting of stockholders, held this morning in New Orleans, Louisiana and the dates of its first quarter 2005 earnings release and conference call.
    The nominees for election as a Class I director of McDermott International, Inc. were Roger A. Brown, Oliver D. Kingsley, Jr. and Bruce W. Wilkinson. The nominees for election as a Class III director were Ronald C. Cambre and Admiral Bruce DeMars. Each of these existing board members received at minimum approximately a 98 percent affirmative vote of the votes cast by stockholders. In addition, PriceWaterhouseCoopers LLP was ratified by stockholders to continue to be retained as McDermott's independent registered public accounting firm with approximately 99 percent of the votes cast.
    As previously announced and effective today, Richard E. Woolbert has retired from McDermott's board of directors after more than eight years of service as a board member following over 45 years as an employee of the Company. Bruce W. Wilkinson said, "On behalf of the board of directors, our shareholders and the management team, I want to express our gratitude to Dick for his decades of service to the Company. The guidance, insight and leadership he provided is sincerely appreciated by all stakeholders of McDermott."
    The Company also announced it plans to release its financial results for the first quarter of 2005 during the evening of Monday, May 9, 2005, with a conference call to occur Tuesday, May 10, 2005 at 10:00 a.m. (EDT). The Company invites investors to listen to the call live or to the replay, both available on McDermott's website, www.mcdermott.com, in the investor relations section.
    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5011
             jroueche@mcdermott.com
             www.mcdermott.com